Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Announces Financial Results for the Second Quarter and Six Months Ended June 30, 2012

•                  Full-year 2012 financial guidance updated based on strong first-half demand of Feraheme

•                  Product revenue and provider demand increased for second consecutive quarter

•                  Operating expenses down approximately 30% from the second quarter of 2011

•                  Ferumoxytol approved in Europe triggering $15 million milestone

LEXINGTON, MA (July 26, 2012) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG), a specialty pharmaceutical company focused on the development and commercialization of Feraheme® (ferumoxytol) Injection for intravenous (IV) use to treat iron deficiency anemia (IDA), today reported unaudited consolidated financial results for the second quarter ended June 30, 2012.

Business Update

•                  Feraheme net product revenues in the United States for the second quarter of 2012 were $14.1 million, a 10% increase from the $12.8 million reported in the second quarter of 2011.

•                  Feraheme provider demand(1) for the second quarter of 2012 reached a record level of approximately 28,200 grams, a 15% increase from the second quarter of 2011.

•                  AMAG took further steps to streamline its cost structure in the second quarter. As previously announced, the company plans to divest its manufacturing facility and reduce its workforce by 45 positions.

•                  Ferumoxytol was approved in the European Union in June 2012 for the treatment of IDA in adult patients with chronic kidney disease, which triggered a $15 million milestone payment from Takeda Pharmaceutical Company Limited.

•                  The company reported positive data from two phase III clinical trials of Feraheme for the treatment of IDA regardless of the underlying cause and plans to submit a supplemental new drug application to the U.S. Food and Drug Administration by the end of 2012.

“Since joining AMAG, I have been focusing on our two key financial growth drivers. First, is to ensure that Feraheme reaches its full commercial potential and second, to add complimentary products to our portfolio. I am confident that success on these two fronts will create significant value for AMAG shareholders,” commented William Heiden, president and chief executive officer of AMAG. “With another strong quarter of growing Feraheme revenues and continued aggressive operating expense management under our belt, I believe that our core business is sound and we are indeed ready to add additional products to our portfolio, leveraging our commercial footprint and driving us to profitability.”

Second Quarter and Six Month 2012 Financial Results (unaudited)

Total revenues for the quarter ended June 30, 2012 were $31.0 million, as compared to $15.4 million for the second quarter of 2011.  For the six months ended June 30, 2012, AMAG reported total revenues of $46.5 million, as compared to revenues of $28.8 million for the same period in 2011. The change in total revenues in 2012 versus the comparable 2011 periods was due to increased physician demand for Feraheme and the recognition of a $15 million milestone associated with European regulatory approval of ferumoxytol in the second quarter of 2012.  Revenues in the three- and six-months ended June 30, 2012 were favorably impacted by a reduction of reserves for product returns of $0.6 million and $1.1 million, respectively.

Total operating costs and expenses for the quarter ended June 30, 2012 were $27.1 million, as compared to $35.6 million for the second quarter of 2011. Total operating costs and expenses for the six months ended June 30, 2012 were $55.3 million, as compared to $71.8 million for the same period in 2011. The decreases in total operating costs and expenses in the 2012 periods were due to decreased research and development costs associated with the company’s global iron deficiency anemia (IDA) registrational program and decreased selling, general and administrative expenses as the company realized the benefits of its streamlined cost structure.

The company reported net income of $3.3 million, or $0.16 per basic and $0.15 per diluted share, for the quarter ended June 30, 2012, as compared to a net loss of $19.6 million, or a loss of $0.92 per basic and diluted share, for the second quarter of 2011. AMAG reported a net loss for the six months ended June 30, 2012 of $9.1 million, or a loss of $0.43 per basic and diluted share, as compared to a net loss of $41.9 million, or a loss of $1.98 per basic and diluted share for the same period in 2011.

As of June 30, 2012, the company’s cash, cash equivalents and investments totaled approximately $207 million. The $15 million dollar milestone payment from Takeda was recognized as revenue in the second quarter of 2012; however, the payment was received in July 2012 and is therefore not included in the June 30, 2012 cash balance.

“During the second quarter, we also took important actions that led to multiple one-time items in our financial statements,” said Frank E. Thomas, executive vice president and chief operating officer of AMAG. “From de-risking our investment portfolio through the liquidation of our remaining auction rate securities, to streamlining our cost structure and taking the steps necessary to move to a completely outsourced manufacturing model, we believe these actions will strengthen our business and lead to more predictable operating margins in future periods.”

2012 Financial Guidance

The company is updating its 2012 financial guidance. AMAG now expects:

•                  Net Feraheme product revenues of $55 — $58 million, excluding any royalties and product sales outside the U.S.;

•                  Milestones achieved totaling $33 million associated with regulatory approvals and commercial launches in the EU and Canada;

•                  Cost of goods sold (COGS) of approximately 20% — 24% of total product sales, which now includes accelerated depreciation and idle capacity associated with the planned closure of the company’s manufacturing facility;

•                  Total operating expenses, excluding COGS, of $90 — $95 million, including one-time charges associated with the planned closure of the company’s manufacturing facility and employee-related restructuring charges; and

•                  A 2012 year-end cash and investments balance of $225 — $230 million, excluding cash utilized to acquire or in-license additional marketed products.

Conference Call and Webcast Access

AMAG Pharmaceuticals, Inc. will host a conference call and webcast with slides today at 8:00 a.m. ET. To access the conference call via telephone, dial 877-412-6083 from the United States or 702-495-1202 for international access.  A telephone replay of the conference call will be available from approximately 10:00 a.m. ET on July 26 until midnight July 28.  To access the replay, dial 855-859-2056 from the United States or 404-537-3406 for international access. The passcode for the live call and the telephone replay is 10874179.

A live webcast of the conference call and accompanying slides will be accessible through the Investors section of the Company’s website at www.amagpharma.com beginning at 8:00 a.m. ET.  Following the conference call, the webcast replay will be available at approximately 10:00 a.m. ET and will be archived on the AMAG Pharmaceuticals, Inc. website until midnight August 26, 2012.

About Feraheme

In the United States, Feraheme® (ferumoxytol) Injection for Intravenous (IV) use is indicated for the treatment of iron deficiency anemia in adult chronic kidney disease (CKD) patients. Feraheme received marketing approval from the U.S. Food and Drug Administration on June 30, 2009 and was commercially launched by AMAG in the U.S. shortly thereafter. Ferumoxytol received marketing approval in Canada in December 2011 and in the European Union in June 2012. For additional product information, please visit www.feraheme.com.

About AMAG Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc. is a biopharmaceutical company that manufactures and markets Feraheme® in the United States. For additional company information, please visit www.amagpharma.com.

AMAG Pharmaceuticals and Feraheme are registered trademarks of AMAG Pharmaceuticals, Inc.

(1)IMS Health DDD Data (in grams) through the period ending June 30, 2012.

AMAG Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(unaudited, amounts in thousands, except for per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Product sales, net	$14,420	$13,081	$28,128	$24,103
License fee, collaboration and royalty revenues	16,592	2,321	18,364	4,684
Total revenues	31,012	15,402	46,492	28,787
Operating costs and expenses (1):
Cost of product sales	3,224	2,082	5,870	5,123
Research and development expenses	7,671	16,695	20,133	30,261
Selling, general and administrative expenses	15,101	16,826	28,282	36,460
Restructuring Expense	1,058	—	1,058	—
Total operating costs and expenses	27,054	35,603	55,343	71,844
Operating Income (Loss)	3,958	(20,201)	(8,851)	(43,057)
Interest and dividend income, net	338	452	731	1,012
Other income (expense)	(1,471)	(209)	(1,471)	(208)
Net income (loss) before income taxes	2,825	(19,958)	(9,591)	(42,253)
Income tax benefit	494	396	494	396
Net income (loss)	$3,319	$(19,562)	$(9,097)	$(41,857)

Net income (loss) per basic share:	$0.16	$(0.92)	$(0.43)	$(1.98)
Net income (loss) per diluted share:	$0.15	$(0.92)	$(0.43)	$(1.98)

Weighted average shares outstanding used to compute net income (loss) per share:
Basic	21,370	21,167	21,359	21,156
Diluted	21,649	21,167	21,359	21,156

(1)	Stock-based compensation included in operating costs and expenses:
	Cost of product sales	$68	$157	$146	$352
	Research and development	$525	$639	$947	$1,281
	Selling, general and administrative	$984	$1,825	$2,169	$5,463

AMAG Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited, amounts in thousands)

	June 30, 2012	December 31, 2011

Cash and cash equivalents	$30,678	$63,474
Short-term investments	176,571	148,703
Accounts receivable, net	5,778	5,932
Inventories	13,580	15,206
Receivable from collaboration	15,133	428
Other current assets	4,202	6,288
Total current assets	245,942	240,031

Net property, plant & equipment	7,831	9,206
Long-term investments	—	17,527
Other assets	460	460

Total assets	$254,233	$267,224

Accounts payable	$3,757	$3,732
Accrued expenses and other short-term liabilities	23,351	28,916
Deferred revenues	6,346	6,346
Total current liabilities	33,454	38,994

Deferred revenues	42,148	45,196
Other long-term liabilities	2,239	2,438
Total long-term liabilities	44,387	47,634

Total stockholders’ equity	176,392	180,596

Total liabilities and stockholders’ equity	$254,233	$267,224

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to, our intention to divest our manufacturing facility and reduce our workforce by 45 positions, our expectation to submit a supplemental new drug application to the U.S. Food and Drug Administration by the end of 2012, our belief that we are ready to add additional products to our portfolio, and our belief that our recent initiatives will strengthen our business and lead to more predictable operating margins in future periods, are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include: (1) uncertainties regarding our and Takeda’s ability to successfully compete in the intravenous iron replacement market both in the U.S. and outside the U.S., (2) uncertainties regarding our ability to successfully and timely complete our clinical development programs and obtain regulatory approval for Feraheme in the broader IDA indication and in territories outside of the U.S., including the European Union, (3) the fact that significant safety or drug interaction problems could arise with respect to Feraheme, (4) uncertainties regarding our ability to manufacture Feraheme, (5) uncertainties relating to our patents and proprietary rights, (6) uncertainty regarding our ability to acquire additional products for our portfolio, and (7) other risks identified in our Securities and Exchange Commission filings, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals, Inc. Contacts
Amy Sullivan, 617-498-3303